Exhibit 99

MATRIX SERVICE COMPANY COMPLETES INDUSTRIAL CLEANING

ACQUISITION

TULSA, OK – January 2, 2013 – Matrix Service Company (Nasdaq: MTRX) announced today that its subsidiary, Matrix Service Inc., acquired certain assets and employees from Pelichem Industrial Cleaning Services, LLC (“Pelichem”) on December 31, 2012. Pelichem is a privately-owned industrial cleaning services provider based in Reserve, Louisiana, who has served refining and petrochemical customers for over ten years. This acquisition furthers our strategic plans to grow the industrial cleaning business. While the terms of the acquisition were not disclosed, the acquisition purchase price was less than $10 million and funded with cash on hand.

John Hewitt, CEO of Matrix Service Company, noted that “Pelichem has been a premier provider of high quality industrial cleaning services for over a decade. We welcome their employees to the Matrix Service family and look forward to continuing to provide their customers with safe, high quality services. This acquisition significantly expands our industrial cleaning business and further extends our geographic reach along the Gulf Coast. We are very excited about this acquisition and believe our combined strengths will provide opportunities for growth.”

With this transaction, Matrix Service adds a new operating facility in Reserve, Louisiana along with our existing industrial cleaning facilities in Baton Rouge, Louisiana, Kansas City, Missouri, and Tulsa, Oklahoma.

About Matrix Service Company

Matrix Service Company provides engineering, fabrication, construction and maintenance services to Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservicecompany.com